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news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714



                 Contact:     Larry D. Pinkston
                              Vice President, Treasurer
                              And Chief Financial Officer
                              (918) 493-7700


For Immediate Release.
May 14, 2001


                 UNIT CORPORATION ANNOUNCES THE RETIREMENT OF
               MR. KING KIRCHNER AS ITS CHIEF EXECUTIVE OFFICER

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its Chairman and Chief Executive Officer, King Kirchner, will retire as Chief Executive Officer of the Company at the end of June 2001 and that Mr. John Nikkel, its President, has been elected as the Company's new Chief Executive Officer. Mr. Kirchner will continue to serve the Company as Chairman of the Board of Directors.

     Mr. Kirchner co-founded the company in 1963. At that time, the company consisted of only three drilling rigs operating in Oklahoma. Today, Unit is a New York Stock Exchange listed company that explores for oil and natural gas and contracts for the drilling of oil and natural gas wells. Its drilling rig fleet now consists of 52 rigs and it owns an interest in 2,950 oil and natural gas wells. Unit's operations are located from South Texas through Montana and into Canada.

     In reflecting on his tenure with Unit, Mr. Kirchner noted, "I've experienced the joys of the industry's booms as well as the difficulties of its long downturns, both of which presented challenges to the growth and success of the company. I credit that success to the dedication of Unit's employees."

     Mr. Nikkel, who has served the company as its President and Chief Operating Officer since 1986, said, "Through Mr. Kirchner's leadership, Unit has experienced dramatic growth over the life of the Company. We plan to continue growing the Company and intend to keep Unit on the path that King forged for us."

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.